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                                                                 Exhibit (4)(j)

                         PRUCO LIFE INSURANCE COMPANY
                     [2999 North 44/th/ Street, Suite 250
                            Phoenix, Arizona 85014]

                LIFETIME INCOME WITH DEATH BENEFIT v[3.0] RIDER

This Rider is made a part of your Annuity. For purposes of this Rider, certain provisions of your Annuity are amended as described below. If the terms of the Annuity and those of this Rider conflict, the provisions of this Rider shall control. Should this Rider terminate, any amended or replaced Annuity provisions based on this Rider's terms will revert to the provisions in the Annuity, except as may be provided below.

General: This Rider provides two optional methods for you to receive guaranteed payments for the lifetime of a Single Designated Life/Spousal Designated Lives/Remaining Designated Life (described below). Payments under this Rider are available as either (1) an income option ("Guaranteed Income Amount Option") or (2) an additional Annuity Payout Option ("Tax Efficient Annuity Payout Option"). You may select either one of these options, but not both.

Generally, each Option provides that if your Account Value is reduced to zero and you meet certain requirements, we pay a remaining value, as described in the "Guaranteed Income Amount Option" and "Tax Efficient Annuity Payout Option" sections below, whichever is applicable. This Rider also makes provision for a minimum death benefit payable upon the death of a Single Designated Life or the Remaining Designated Life.

Effective Date: The Effective Date of this Rider is shown in the Lifetime Income with Death Benefit v[3.0] Schedule Supplement ("the Schedule Supplement").

Definitions: For purposes of this Rider, the following definitions apply:

   Adjusted Purchase Payments: Purchase Payments we receive, decreased by any fees or Tax Charges deducted from such Purchase Payments upon allocation to the Annuity.

   Designated Life/Lives: The natural person(s) who is the measuring life/lives for the benefits described in this Rider and who is the person(s) shown in the Schedule Supplement or in our records.

   First Death: The death of the first of the Spousal Designated Lives to die.

   Guarantee Payment: Any of the series of payments we make under the Guaranteed Income Amount Option after your Account Value is reduced to zero for reasons other than Withdrawals.

   Lifetime Withdrawal: Any Withdrawal taken under the Guaranteed Income Amount Option that is not designated by you as a Non-Lifetime Withdrawal. Once you have taken your first Lifetime Withdrawal from the Annuity, all further Withdrawals will be deemed to be Lifetime Withdrawals.

   Non-Lifetime Withdrawal: A Withdrawal elected and designated as such by you under the terms of this Rider.

   Tax Efficient Benefit Commencement Date: The date on which we make the first Tax Efficient Annuity Payment to you. The Tax Efficient Benefit Commencement Date may be the Tax Efficient Benefit Valuation Date or a date that is no later than 31 days after the Tax Efficient Benefit Valuation Date.

   Tax Efficient Benefit Valuation Date: The Valuation Day on which we calculate the first Tax Efficient Annuity Payment under the Tax Efficient Annuity Payout Option. The Tax Efficient Benefit Valuation Date is the date 30 days (or if that date is not a Valuation Day, the next Valuation Day) after we receive your request to begin receiving Tax Efficient Annuity Payments in Good Order at

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   the Service Office. For purposes of the Tax Efficient Annuity Payout Option, the Tax Efficient Benefit Valuation Date will be treated as the Annuity
   Date, as described in your Annuity Schedule and the "Definitions" sections of your Annuity.

   Traditional Annuity Payment: A payment under an Annuity Payout Option other than the Tax Efficient Annuity Payout Option described in this Rider.

   Withdrawal(s): Withdrawals of any type (including partial withdrawals) before the application of any applicable Contingent Deferred Sales Charge or other charge applicable upon a Withdrawal.

Other capitalized terms in this Rider are either defined in this Rider or in the Annuity.

Owner, Annuitant and Beneficiary Designations: For purposes of this Rider, the designations under your Annuity must be as follows:

For a Single Designated Life:

   If the Owner is a natural person, the Owner must also be the Annuitant and the Single Designated Life. If the Owner is an entity that we permit, the Annuitant must be the Single Designated Life. You may not name multiple Owners if a Single Designated Life is listed in the Schedule Supplement.

For Spousal Designated Lives:

   Such persons must be each other's Spouse on the Effective Date and at the First Death. If the Owner is a natural person, he/she must be the Annuitant, and one of the Spousal Designated Lives. The sole primary Beneficiary must be the other Spousal Designated Life for as long as the first Spousal Designated Life Owner is alive. If two Owners are named, each must be a Spousal Designated Life. No additional Owners may be named. While both Spousal Designated Lives are alive, each Owner must be designated as the other Owner's primary Beneficiary. If the Owner is an entity that we permit, the Annuitant must be a Spousal Designated Life, and the Annuitant's Spouse must be the other Spousal Designated Life. This benefit cannot be utilized when the Owner is an entity unless we allow for the continuation of the Annuity and this Rider by the Remaining Designated Life after the First Death.

For a Remaining Designated Life:

   Such person must be a natural person and must have been listed as one of the Spousal Designated Lives on the Effective Date. A Spousal Designated Life will become the Remaining Designated Life on the earlier of the First Death, or divorce from the other Spousal Designated Life while this Rider is in effect. Prior to the Tax Efficient Benefit Valuation Date, in the event of the divorce of the Spousal Designated Lives, and the resulting removal of one of the Spousal Designated Lives as an Owner, Annuitant, Contingent Annuitant or Beneficiary under the Annuity, the other Spousal Designated Life will become the Remaining Designated Life under this Rider if we receive notice of the divorce, and any other documentation we require, in Good Order, at our Service Office. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a Spousal Designated Life. A Spousal Designated Life may not be removed after the Tax Efficient Benefit Valuation Date, except upon death.

While this Rider is in effect, a change in the Single Designated Life, Spousal Designated Lives, or Remaining Designated Life will cause this Rider to terminate, as described in the "Termination of Benefits" section. As a result, your ability to make changes to Owner/Annuitant designations may be restricted. You may name a new Beneficiary(ies), subject to the other limitations on Beneficiary designations noted above with respect to Spousal Designated Lives and a Remaining Designated Life. However, such new Beneficiary(ies) will not be a Spousal Designated Life, and would therefore result in the Rider terminating at the death of the Remaining Designated Life.

Please note that you have the spousal version of this Rider only if there are Spousal Designated Lives listed on the Schedule Supplement.

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                        Guaranteed Income Amount Option

We guarantee that, subject to the limits and conditions outlined in this Rider, each Annuity Year you may take an income amount ("Guaranteed Income Amount") as one or multiple Lifetime Withdrawals unless you first begin receiving payments under the Tax Efficient Annuity Payout Option or another available annuity payout option.

Calculating the Guaranteed Income Amount: The initial Guaranteed Income Amount is determined on the Effective Date. It is determined by applying the applicable Income Percentage shown in the Schedule Supplement to the Account Value on the Effective Date. The applicable Income Percentage is based on the attained age of the Single Designated Life, or the younger of the Spousal Designated Lives, on the Effective Date.

On each Valuation Day thereafter, until the earliest of: the date the Income Growth Cap (shown in the Schedule Supplement) is reached, the date of the first Lifetime Withdrawal, the Tax Efficient Benefit Commencement Date, or the date of the first Traditional Annuity Payment, the Guaranteed Income Amount is equal to:

   . the Guaranteed Income Amount on the immediately preceding Valuation Day (the "Prior Valuation Day"), appreciated at the daily equivalent of the Income Growth Rate shown in the Schedule Supplement for each calendar day between the Prior Valuation Day and the Current Valuation Day, and

   . reduced for Non-Lifetime Withdrawals and increased for Adjusted Purchase Payments made on the Current Valuation Day, as described in the "Impact of Non-Lifetime Withdrawals" and "Additional Purchase Payment(s)" sections below.

If you have not taken a Lifetime Withdrawal, a Tax Efficient Annuity Payment or a Traditional Annuity Payment on or before the date the Income Growth Cap is reached, we will continue to calculate the Guaranteed Income Amount. On each Valuation Day after the Income Growth Cap is reached, until you take: a Lifetime Withdrawal, a Tax Efficient Annuity Payment, or a Traditional Annuity Payment, the Guaranteed Income Amount is equal to the Guaranteed Income Amount on the Prior Valuation Day, reduced for Non-Lifetime Withdrawals and increased for Adjusted Purchase Payments made on the Current Valuation Day, as described in the "Impact of Non-Lifetime Withdrawals" and "Additional Purchase Payment(s)" sections below.

Once you have taken the first Lifetime Withdrawal in any Annuity Year, the remaining Guaranteed Income Amount for that Annuity Year is reduced for Lifetime Withdrawals and increased for Adjusted Purchase Payments as described in the "Impact of Lifetime Withdrawals on the Guaranteed Income Amount" and "Additional Purchase Payment(s)" sections below.

Guarantee Payments under the Guaranteed Income Amount Option: Once your Account Value is reduced to zero, we subsequently make Guarantee Payments, as long as any Excess Income has not reduced the Guaranteed Income Amount to zero, and you have not begun receiving Tax Efficient Annuity Payments or Traditional Annuity Payments, until the death of the Single Designated Life, the simultaneous deaths of both Spousal Designated Lives, or the death of the Remaining Designated Life, as applicable. "Excess Income" is described below in the "Impact of Lifetime Withdrawals on the Guaranteed Income Amount" section.

In the Annuity Year in which your Account Value is reduced to zero, the only Guarantee Payment due, if any, equals the Guaranteed Income Amount not yet withdrawn in that Annuity Year. In subsequent Annuity Years, the Guarantee Payment equals the Guaranteed Income Amount in effect as of the date the Account Value was reduced to zero.

Unless you request an alternate mode of payment we make available, we make such Guarantee Payments once each Annuity Year.

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We will commute any Guarantee Payments due and pay you a lump sum if the total
Guarantee Payment due each Annuity Year is less than the Minimum Guarantee Payment amount shown in the Schedule Supplement. We commute the Guarantee Payments in a manner equivalent to commuting payments for:

   . a joint life and last survivor fixed annuity when both Spousal Designated Lives are living and each other's Spouse when Guarantee Payments would otherwise begin, or

   . a single life fixed annuity if there is a Remaining Designated Life when Guarantee Payments would otherwise begin, or if this Rider was issued with a Single Designated Life.

We use the same basis that is used to calculate the guaranteed annuity rates in the Annuity.

Guarantee Payments end on the date of death of the Single Designated Life or the Remaining Designated Life.

                      Tax Efficient Annuity Payout Option

As an alternative to receiving Lifetime Withdrawals or Guarantee Payments under the Guaranteed Income Amount Option, or Traditional Annuity Payments, you may elect to begin receiving payments under the Tax Efficient Annuity Payout Option if your Annuity is a Non-Qualified Annuity, as shown on the Annuity Schedule.

If you elect the Tax Efficient Annuity Payout Option, we will begin making payment of the Tax Efficient Annuity Amount to you on the Tax Efficient Benefit Commencement Date. Assets supporting our obligations under this option will continue to be held in the separate account on and after the Tax Efficient Benefit Valuation Date.

Calculating the Tax Efficient Annuity Amount: The initial Tax Efficient Annuity Amount is determined on the Effective Date. It is determined by applying the applicable Tax Efficient Annuity Percentage shown in the Schedule Supplement to the Account Value on the Effective Date. The applicable Tax Efficient Annuity Percentage is based on the attained age of the Single Designated Life, or the younger of the Spousal Designated Lives, on the Effective Date.

On each Valuation Day thereafter, until the earliest of: (a) the date the Income Growth Cap (shown in the Schedule Supplement) is reached, (b) the date of the first Lifetime Withdrawal under the Guaranteed Income Amount Option,
(c) the Tax Efficient Benefit Commencement Date, or (d) the date of the first Traditional Annuity Payment, the Tax Efficient Annuity Amount is equal to:

   . the Tax Efficient Annuity Amount on the immediately preceding Valuation Day (the "Prior Valuation Day"), appreciated at the daily equivalent of the Income Growth Rate shown in the Schedule Supplement for each calendar day between the Prior Valuation Day and the Current Valuation Day, and

   . reduced for Non-Lifetime Withdrawals and increased for Adjusted Purchase Payments made on the Current Valuation Day, as described in the "Impact of Non-Lifetime Withdrawals" and "Additional Purchase Payment(s)" sections below.

If you have not taken a Lifetime Withdrawal, a Tax Efficient Annuity Payment, or a Traditional Annuity Payment on or before the date the Income Growth Cap is reached, we will continue to calculate the Tax Efficient Annuity Amount. On each Valuation Day after the Income Growth Cap is reached, until you take:
(1) a Lifetime Withdrawal, (2) a Tax Efficient Annuity Payment, or (3) a Traditional Annuity Payment, the Tax Efficient Annuity Amount is equal to the Tax Efficient Annuity Amount on the Prior Valuation Day, reduced for Non-Lifetime Withdrawals and increased for Adjusted Purchase Payments made on the Current Valuation Day, as described in the "Impact of Non-Lifetime Withdrawals" and "Additional Purchase Payment(s)" sections below.

Guaranteed Tax Efficient Amount under the Tax Efficient Annuity Payout Option:
If your Account Value is reduced to zero after Tax Efficient Annuity Payments begin, we subsequently make Tax Efficient

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Annuity Payments until the death of the Single Designated Life, the simultaneous deaths of both Spousal Designated Lives, or the death of the Remaining Designated Life, as applicable. In the Annuity Year in which your Account Value is reduced to zero, the only Tax Efficient Annuity Payment(s) due, equals the portion of the Tax Efficient Annuity Amount, if any, not yet paid in that Annuity Year. In subsequent Annuity Years, the total Tax Efficient Annuity Payment(s) equals the Tax Efficient Annuity Amount in effect as of the date the Account Value was reduced to zero.

On and after the Tax Efficient Benefit Valuation Date you may not:

   .   take any Non-Lifetime Withdrawals or partial withdrawals;

   .   take any Lifetime Withdrawals;

   .   make any additional Purchase Payments to the Annuity;

   . change the Designated Life(Lives) or, if applicable, the Remaining Designated Life;

   .   change the Owner;

   .   assign the Annuity;

   . change the frequency (monthly, quarterly, semi-annual or annual basis) at which Tax Efficient Annuity Payments are taken;

   . skip, cancel, accelerate, defer or modify the amount of any Tax Efficient Annuity Payments;

   .   elect to begin any Traditional Annuity Payments under the Annuity; or

   .   opt out of any increase in the charge for this Rider

Tax Efficient Annuity Payments will be deducted pro-rata from the Sub-account(s) to which your Account Value is then allocated. Tax Efficient Annuity Payments are not subject to any Contingent Deferred Sales Charges. Each Tax Efficient Annuity Payment we make reduces your Account Value by the amount of the Tax Efficient Annuity Payment.

Electing to Begin Tax Efficient Annuity Payments: You may elect the Tax Efficient Annuity Payout Option at any time on or after the Effective Date shown in the Schedule Supplement, up to thirty days before the Annuity Date most recently recorded in our records. You must submit a request to the Service Office in Good Order in order to begin receiving Tax Efficient Annuity Payments, subject to the restrictions below. When completing the request, you must indicate the day of the month on which Tax Efficient Annuity Payments are to be made and the frequency (annually, semi-annually, quarterly or monthly) at which you would like to receive the payments.

If you elect the Tax Efficient Annuity Payout Option, we will make payment of the Tax Efficient Annuity Amount, as calculated on the Tax Efficient Benefit Valuation Date. We will make these payments during the lifetime of the Single Designated Life/Spousal Designated Lives/Remaining Designated Life named in the Schedule Supplement.

If you elect to receive Tax Efficient Annuity Payments more frequently than annually, i.e., semi-annually, quarterly or monthly, we divide the Tax Efficient Annuity Amount on the Tax Efficient Benefit Valuation Date by the number of periodic Tax Efficient Annuity Payments you have selected (2, 4 or 12) to determine each periodic Tax Efficient Annuity Payment. Each periodic Tax Efficient Annuity Payment must equal or exceed the Minimum Tax Efficient Annuity Payment shown in the Schedule Supplement.

Surrender of the Annuity: You may request a full surrender of the Annuity after the Tax Efficient Benefit Valuation Date, subject to any applicable Contingent Deferred Sales Charges. No further Tax Efficient Annuity Payments will be made as of the date we receive your surrender request in Good Order at the Service Office.

Tax Efficient Annuity Payments end on the date of death of the Single Designated Life or the Remaining Designated Life.

                             Impact of Withdrawals

Impact of Non-Lifetime Withdrawals: You may take Non-Lifetime Withdrawals, as provided in the "Guaranteed Income Amount Option" above, until the date you take your first Lifetime Withdrawal in any Annuity Year or, as provided in the "Tax Efficient Annuity Payout Option" section above, until the Tax Efficient Benefit Valuation Date.

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Non-Lifetime Withdrawals proportionally reduce the Guaranteed Income Amount and the Tax Efficient Annuity Amount by the ratio of the Non-Lifetime Withdrawal amount to the Account Value immediately prior to the Non-Lifetime Withdrawal. Non-Lifetime Withdrawals are subject to any applicable Contingent Deferred
Sales Charges. Non-Lifetime Withdrawals are subject to the Minimum Surrender Value After a Partial Withdrawal shown in the Annuity Schedule.

Impact of Lifetime Withdrawals on the Guaranteed Income Amount: Lifetime Withdrawals reduce the remaining Guaranteed Income Amount available during an Annuity Year by the amount of the Withdrawal. Lifetime Withdrawals in an Annuity Year that, in total, do not exceed the Guaranteed Income Amount for that Annuity Year do not reduce the Guaranteed Income Amount in subsequent Annuity Years. All or any portion of a Lifetime Withdrawal that exceeds the Guaranteed Income Amount for that Annuity Year is considered Excess Income. Each Withdrawal of Excess Income proportionally reduces the Guaranteed Income Amount available for future Annuity Years. Each proportional reduction is calculated by multiplying the Guaranteed Income Amount by the ratio of the Excess Income to the Account Value immediately subsequent to the Withdrawal of any Guaranteed Income Amount and prior to the Withdrawal of the Excess Income (even if both Withdrawals occurred in the same day or as one Withdrawal request).

Lifetime Withdrawals in an Annuity Year that, in total, do not exceed the Guaranteed Income Amount are not subject to Contingent Deferred Sales Charges. Such Lifetime Withdrawals are not treated as Withdrawals of Purchase Payments. Each Withdrawal of Excess Income is subject to any applicable Contingent Deferred Sales Charge. Lifetime Withdrawals that are not Excess Income are not subject to the Minimum Surrender Value After a Partial Withdrawal shown in the Annuity Schedule.

Withdrawal Flexibility: Lifetime Withdrawals are not required. However, once you take the first Lifetime Withdrawal, the Guaranteed Income Amount is not increased in subsequent Annuity Years if you decide not to take a Lifetime Withdrawal in an Annuity Year or take Lifetime Withdrawals in an Annuity Year that, in total, are less than the Guaranteed Income Amount. You may not elect to begin receiving Tax Efficient Annuity Payments once you have taken the first Lifetime Withdrawal under the terms of this Rider.

                         Additional Purchase Payments

Before the earliest of the first contract anniversary, the date your Account Value is reduced to zero, or the Tax Efficient Benefit Valuation Date, you may make additional Purchase Payments, subject to the "Purchase Payment(s) Limitation" section below. We will not accept additional Purchase Payments after the earliest of the date the Account Value reaches zero, the first contract anniversary, or the Tax Efficient Benefit Valuation Date.

   . The Guaranteed Income Amount is increased by an amount obtained by multiplying the Adjusted Purchase Payment by the applicable Income Percentage shown in the Schedule Supplement.

   . The Tax Efficient Annuity Amount is increased by an amount obtained by multiplying Adjusted Purchase Payments made before the Tax Efficient Benefit Valuation Date by the applicable Tax Efficient Annuity Percentage shown in the Schedule Supplement.

The Income Percentage and Tax Efficient Annuity Percentage are based on the attained age of the Single Designated Life, or the younger of the Spousal Designated Lives, on the date the Adjusted Purchase Payment is allocated to the Annuity. If this Rider has been issued on a Spousal Designated Lives basis, and one of the Spousal Designated Lives becomes the Remaining Designated Life, we will continue to use the date of birth of the younger of the Spousal Designated Lives for purposes of determining the applicable Income Percentage and Tax Efficient Annuity Percentage.

Purchase Payment(s) Limitation: While this Rider is in effect, we may further limit, restrict, suspend or reject any additional Purchase Payments at any time, on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

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   .   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and Withdrawals, the Guaranteed Income Amount or the Tax Efficient Annuity Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Guaranteed Income Amount or Tax Efficient Annuity Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

   .   if we are not then offering this benefit for new issues; or

   .   if we are offering a modified version of this benefit for new issues.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity, in a non-discriminatory manner.

                         Traditional Annuity Payments

If you have not elected to begin receiving Tax Efficient Annuity Payments, and Traditional Annuity Payments are scheduled to begin under the terms of the Annuity, you can elect to either:

    (1)apply your Account Value, less any applicable Tax Charges, to any annuity payment option available in the "Annuity Payout Options" section of the Annuity; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each Annuity Year equal to the Guaranteed Income Amount on that date. We will continue to make such payments until the death of the Single Designated Life or the Remaining Designated Life. If this option is elected, the Guaranteed Income Amount will not increase after annuity payments have begun.

We must receive your request at our Service Office in Good Order. If Traditional Annuity Payments are scheduled to begin under the terms of the Annuity and you have not made an election, we will make annual annuity payments as:

   . a joint life and last survivor fixed annuity when both Spousal Designated Lives are living and each other's Spouse on the date annual annuity payments begin, or

   . as a single life fixed annuity if there is a Remaining Designated Life under this Rider on the date annual annuity payments begin, or this Rider was issued with a Single Designated Life,

each with ten payments certain (or a lesser number of payments certain if the life expectancy of the Annuitant at the time payments are to begin is less than 10 years, based on applicable Internal Revenue Service tables) using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in the Annuity.

The amount that will be applied to provide such annuity payments under the default annuity payment option will be the greater of:

    (1)the present value of future Guaranteed Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the greater of the current and the guaranteed annuity rates in the Annuity; and

    (2)the Account Value.

Once we receive your election to commence Traditional Annuity Payments, or we make the first payment under a default annuity payment option provision described in the Annuity, we will only make annuity payments guaranteed under the specific annuity payment option, and the annuity payment option cannot be changed.

We may limit the length of any annuity payment option including, but not limited to, any default option and any period certain, to conform to applicable tax law.

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Once Traditional Annuity Payments begin under the terms of the Annuity or this
Rider, the Death Benefit feature described below will terminate. If you elect to begin receiving Tax Efficient Annuity Payments however, the Death Benefit feature will remain in effect.

                                 Death Benefit

While this Rider is in effect, and until your Account Value is reduced to zero, a Death Benefit is payable upon the death of the Single Designated Life or the Remaining Designated Life as follows:

   . If a Single Designated Life is listed in the Schedule Supplement, a Death Benefit will be payable when we receive Due Proof of Death of the Single Designated Life.

   . If Spousal Designated Lives are listed in the Schedule Supplement, a Death Benefit is payable when we receive Due Proof of Death of the Remaining Designated Life.

While this Rider is in effect, if we receive Due Proof of Death during the Due Proof of Death Period shown in the Schedule Supplement, the Death Benefit payable is the greater of: (i) the Basic Death Benefit described in the "Death Benefit" section of the Annuity, or (ii) the Return of Adjusted Purchase Payments Amount described below.

If we do not receive Due Proof of Death within the Due Proof of Death Period, the Death Benefit is the Basic Death Benefit described in the Annuity. We reserve the right to waive or extend, on a non-discriminatory basis, our right to enforce the Due Proof of Death Period. This right will only apply for purposes of determining the amount payable as a Death Benefit, and in no way restricts when a claim may be filed.

Return of Adjusted Purchase Payments Amount: Initially, this is an amount equal to the Account Value on the Effective Date. Thereafter, on each Valuation Day, up to and including the date we receive Due Proof of Death of the Single Designated Life or the Remaining Designated Life, as applicable, the Return of Adjusted Purchase Payments Amount is increased by the amount of any permitted Adjusted Purchase Payments allocated to the Annuity on that day, and reduced for any Withdrawal(s) or Tax Efficient Annuity Payments taken on that day, as follows:

   . Non-Lifetime Withdrawals proportionally reduce the Return of Adjusted Purchase Payments Amount by the ratio of the Non-Lifetime Withdrawal amount to the Account Value immediately prior to the Non-Lifetime Withdrawal.

   . Lifetime Withdrawals that are not considered Excess Income (as described in this Rider) reduce the Return of Adjusted Purchase Payments Amount by the amount of the Withdrawal.

   . All or a portion of a Lifetime Withdrawal that is considered Excess Income proportionally reduces the Return of Adjusted Purchase Payments Amount by the ratio of the Excess Income to the Account Value immediately prior to the Withdrawal of the Excess Income.

   . Each Tax Efficient Annuity Payment we make reduces the Return of Adjusted Purchase Payments Amount by the amount of the Tax Efficient Annuity Payment.

If death occurs on or after the Tax Efficient Benefit Valuation Date, any payments due subsequent to a death will be distributed at least as rapidly as under the method of distribution in effect as of the date of such death.

Spousal Continuation: If this Rider is issued with a Single Designated Life or with Spousal Designated Lives, and a Spouse who is not the Remaining Designated Life elects to continue the Annuity, the "Spousal Continuation" provision of the Annuity is supplemented as follows:

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   Upon Spousal Continuation, the Account Value is increased, if necessary, to equal the greater of: (1) the Basic Death Benefit described in the Annuity, or (2) the Return of Adjusted Purchase Payments Amount. Benefits pursuant to this Rider will terminate.

   Any increase to the Account Value resulting from such adjustment will be allocated on a pro-rata basis to the Sub-account(s) to which your Account Value is then allocated, excluding any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value.

Other Death Benefit Provisions: All other provisions applicable to the Death Benefit described in your Annuity continue to apply, unless specifically indicated in this Rider.

The Death Benefit described in this Rider is available only while this Rider is in effect, and then only until your Account Value is reduced to zero. Once your Account Value is reduced to zero, the Death Benefit feature of this Rider will terminate.

                   General Provisions Relating to this Rider

Misstatement of Age or Sex: For purposes of this Rider, the following sentence is added to the "Misstatement of Age or Sex" section of the Annuity:

   If there has been a misstatement of the age and/or sex of a Single Designated Life or Spousal Designated Life upon whose life the guarantees under this Rider are based, we make adjustments to any charges, availability and any benefits payable under this Rider to conform to the facts.

Minimum Surrender Value: Any provision in the Annuity requiring there be a minimum Surrender Value or Account Value as of the date of any Lifetime Withdrawal is waived while this Rider is in effect.

Investment Limitations: While this Rider is in effect, your entire Account Value must be allocated to only the Sub-account(s) we permit. At any time until this Rider is terminated, these investment limitations may be implemented, suspended or changed. This includes changing the prohibited Sub-account(s), changing the extent to which Account Value may be allocated to a Sub-account, and changing the required Sub-account(s). Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers made during an Annuity Year. If, subsequent to the Effective Date, we change our requirements as to how Account Value must be allocated under the benefit, that new requirement will apply to new issues of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. However, all transfers and Purchase Payments made after such a change in requirements may be subject to the new investment limitations.

Withdrawals: Any Withdrawal(s) from the Annuity while this Rider is in effect will be taken on a pro-rata basis from the Sub-account(s) to which your Account Value is then allocated.

Charge for the Rider: The charge for this Rider depends on whether you have named a Single Designated Life or Spousal Designated Lives. The charge is applied against the daily total value of each Sub-account to which your Account Value is then allocated. The charge is assessed each day at the daily equivalent of the applicable rate. On the Effective Date, the applicable rate is as shown in the Schedule Supplement. The charge is included in the calculation of the Net Investment Factor of the Annuity to which this Rider is attached.

We may adjust the charge for the Rider at any time on or after the Earliest Charge Change Date. Any increased charge will not exceed the Maximum Charge for the Rider. The Earliest Charge Change Date and the Maximum Charge for the Rider are shown in the Schedule Supplement.

We will notify you in writing in advance of an increase in the charge for the Rider. You will have the option of refusing any charge increase that would be effective prior to the Tax Efficient Benefit Valuation Date. If you refuse the charge increase, the charge for the Rider will continue at the present rate while this Rider is in effect. However, the Guaranteed Income Amount and Tax Efficient Annuity

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Amount will be permanently reduced by 5% on the next anniversary of the
Effective Date. If the effective date of the charge increase occurs on or after the Tax Efficient Benefit Valuation Date, you do not have the option of refusing the charge increase; the charge for the Rider will be increased on the effective date of the charge increase.

If you wish to opt out of a charge increase that would be effective prior to the Tax Efficient Benefit Valuation Date, you must notify us within the time period stated in our notice to you; otherwise the charge increase will become effective. When we receive your opt-out request, we will send you a form confirming the estimated dollar amount of the 5% Guaranteed Income Amount and Tax Efficient Annuity Amount reductions. If you still wish us to process your opt-out request, you must sign and return the form to us at our Service Office in Good Order.

If we process your opt-out request, we will reduce your Guaranteed Income Amount and Tax Efficient Annuity Amount by 5% on the next anniversary of the Effective Date.

If we process your opt-out request prior to either: (1) the date you take the first Lifetime Withdrawal under the Guaranteed Income Amount Option, or (2) the Tax Efficient Benefit Valuation Date, then on each Valuation Day until: (1) the date you take the first Lifetime Withdrawal or (2) the Tax Efficient Benefit Valuation Date, your Guaranteed Income Amount and Tax Efficient Annuity Amount (taking into account the opt-out reduction described in the preceding paragraph) will continue to: (a) appreciate at the daily equivalent of the Income Growth Rate until the date the Income Growth Cap is reached, and
(b) reduce for Non-Lifetime Withdrawals and increase for Adjusted Purchase Payments, if permitted, as described previously in this Rider.

If you take the first Lifetime Withdrawal under the Guaranteed Income Amount Option prior to the date we process your opt-out request, then on each Valuation Day, your Guaranteed Income Amount (taking into account the opt-out reduction described above) will continue to reduce for Lifetime Withdrawals and increase for Adjusted Purchase Payments, if permitted, as described previously in this Rider.

We cease to deduct a charge for the Rider after it terminates in accordance with the "Termination of Benefits" section below.

Facility of Payment: We reserve the right, in settlement of full liability, to make Guarantee Payments or Tax Efficient Annuity Payments to a guardian, relative, or other person deemed eligible by us if a Designated Life payee is deemed to be legally incompetent, as permitted by law.

Proof of Survival: Any Guarantee Payment or Tax Efficient Annuity Payment is subject to evidence we receive in Good Order that the Single Designated Life, at least one of the Spousal Designated Lives, or the Remaining Designated Life is then alive. We may withhold such Guarantee Payments or Tax Efficient Annuity Payments until we receive such evidence or evidence satisfactory to us of the life of the Single Designated Life, at least one of the Spousal Designated Lives or the Remaining Designated Life. We credit interest on such withheld Guarantee Payments or Tax Efficient Annuity Payments at the rate required by law. Should we subsequently determine withheld Guarantee Payments or Tax Efficient Annuity Payments are payable, we will pay the withheld Guarantee Payments or Tax Efficient Annuity Payments and any applicable interest credited in a lump sum.

Recovery of Excess Guarantee Payments and Tax Efficient Annuity Payments: We may recover from you or your estate any Guarantee Payments or Tax Efficient Annuity Payments made after the death of the Single Designated Life or the Remaining Designated Life.

Termination of Benefits: You may not elect to terminate this Rider. Benefits pursuant to this Rider will terminate upon the first to occur of the following events:

    (1)the date we receive your request for full surrender of the Annuity;

    (2)the date of receipt of Due Proof of Death of the First Death who is an Owner (or who is the Annuitant, if the Annuity is entity-owned), if the Remaining Designated Life elects not to continue the Annuity;

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    (3)the date of receipt of Due Proof of Death of the Owner (or the
       Annuitant, if the Annuity is entity-owned) if the surviving Spouse is not eligible to continue the benefit because such Spouse is not a Spousal Designated Life and there is any Account Value on the date of death;

    (4)the date of receipt of Due Proof of Death of the Single Designated Life or the Remaining Designated Life if a Death Benefit is payable under the Death Benefit provisions of this Rider;

    (5)the date of death of the Single Designated Life or the Remaining Designated Life when Account Value is reduced to zero as of the date of death;

    (6)the date we transfer all Account Value in order to begin Traditional Annuity Payments under the terms of the Annuity;

    (7)each of the Account Value and the Guaranteed Income Amount or Tax Efficient Annuity Amount is zero;

    (8)we process a request to change any designation of the Annuity that either results in a violation of the "Owner, Annuitant and Beneficiary Designations" section of this Rider or the Annuity, or if we do not then consent, on a non-discriminatory basis, to continue the Rider; and

    (9)the date you first allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value.

                         PRUCO LIFE INSURANCE COMPANY

                             /s/ Joseph D. Emanuel
                         -----------------------------
                                   Secretary

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